# News Release

**FOR IMMEDIATE RELEASE**

## Chevron Energy Solutions to Prepare Proposal to Develop High-Efficiency Ethanol Plants for Ethanex Energy

**SAN RAMON, Calif. – Oct. 10, 2006** – Chevron Energy Solutions (CES), a Chevron Corporation (NYSE: CVX) subsidiary that develops energy efficiency and alternative energy projects, announced today that it will conduct preliminary work to prepare a proposal for the development of highly efficient ethanol production plants for Ethanex Energy, Inc. (OTCBB: EHNX), a renewable energy company engaged in low-cost ethanol production.

Under an agreement with Ethanex, CES will perform engineering, geotechnical studies, site and civil design work in order to prepare a detailed proposal for developing and building ethanol plants that use advanced technology to maximize the plants' efficiency. The proposal will include details necessary for CES to negotiate contracts to engineer, procure and construct for Ethanex at least three biofuel plants by 2008. The plants, to be located in Missouri, Illinois and Kansas, will each produce about 132 million gallons of fuel-grade ethanol annually.

Ethanol, or ethyl alcohol, is a renewable biofuel produced from the starch and sugar in agricultural crops, primarily domestically-produced corn. Currently, the total production capacity of ethanol facilities in the United States is about 5 billion gallons per year.

In moving ahead with this work, CES has determined that its experience in planning, project managing and constructing energy-efficient facilities is well-suited for building energy-efficient ethanol plants. In addition, this work is consistent with Chevron's support of biofuels development in its efforts to help expand and diversify the world's energy supply.

Chevron is investing across the energy spectrum to develop energy sources for future generations by expanding the capabilities of today's alternative and renewable energy technologies. Since 2000, Chevron Corporation, through its various subsidiaries, has spent more than $1.5 billion on renewable energy projects and on delivering energy efficiency solutions. Focus areas include geothermal, hydrogen, biofuels and advanced batteries as well as wind and solar technologies. Chevron is the largest renewable energy producer among global oil and gas companies, producing 1,152 megawatts of renewable energy primarily from geothermal operations.

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**About Chevron Energy Solutions**

Chevron Energy Solutions partners with institutions and businesses to improve facilities, increase efficiency, reduce energy consumption and costs, and ensure reliable, high-quality energy for critical operations. Chevron employs proven technologies to meet customers' specific needs, including infrastructure technologies, energy controls, solar photovoltaics, fuel cells, biomass and other systems. For more information about Chevron Energy Solutions, please visit www.chevronenergy.com.

Chevron is one of the world's leading energy companies. With more than 53,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing, and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

**About Ethanex Energy**

Ethanex Energy, Inc. is a renewable energy company whose mission is to become the ethanol industry's low-cost producer. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex Energy is concentrating its geographic focus in areas that allow access to abundant supplies of corn, alternative energy sources, transportation infrastructure and the potential for expedited permitting. Ethanex Energy's acquisition and brownfield development strategies afford it rapid capacity development with significant operating cost advantages. For more information about Ethanex Energy, please visit www.ethanexenergy.com.

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| **Contacts:** | Diane Padurean, Chevron Energy Solutions | +1 415-733-4629 |
| | Bryan Sherbacow, Ethanex Energy | +1 843-724-1555 |

*CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.*

*Some of the items discussed in this press release are forward-looking statements about Chevron's and Ethanex's operations. These statements are based upon each company's management's current expectations, estimates and projections; are not guarantees of future performance; and are subject to certain risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron and Ethanex undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.*